Gran Tierra Energy Inc. Announces Fourth Quarter and Year-End Results for 2015

CALGARY, Alberta, February 29, 2016, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in Colombia, today announced its financial and operating results for the fourth quarter and year ended December 31, 2015. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.

Message to Shareholders

Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented "2015 was a transformational year for Gran Tierra. With the appointment of a new management team and Board of Directors in May 2015, the Company began its transition to a Colombia-focused exploration and production company focusing on disciplined capital allocation and net asset value per share growth.

We are committed to being a low cost operator that is not merely trying to survive in the current environment but rather thrive and position the Company for growth in 2016 and beyond. We have significantly driven down both operating costs and general and administrative expenses and have reduced the days to drill wells in Moqueta and Costayaco by approximately 40 to 50 percent. These drilling efficiencies will become evident as we start to prove up our extensive exploration portfolio over the next couple of years. We continue to focus on organic growth as well as remaining disciplined on accessing business development opportunities. We have been successful on the acquisition front, having recently closed two strategic acquisitions in January 2016, which increased our risked prospective resources by approximately 50%. Our balance sheet remains strong and we continue to assess new business development opportunities to expand and diversify our asset base.

Overall, 2015 was a very strong year amidst a difficult oil price environment. The low declines and low costs from our two core conventional operated oil fields, Costayaco and Moqueta, highlight the strength of our base assets and the competitive advantage of our operating team in Colombia. We expect that both fields will be fully developed in the first half of 2016 and will provide significant free cash flow in 2017 and beyond. At December 31, 2015, these fields made up 75% (49.6 million barrels of oil equivalent) of our proved plus probable (“2P”) working interest reserves with proved developed reserves comprising of 48% of these 2P reserves.

With $97.0 million of working capital remaining after acquisitions, an undrawn $200 million credit facility and cash flows from operations, we believe that Gran Tierra can emerge from this low oil price environment as one of the strongest exploration and development companies in Colombia. We believe that Gran Tierra is well positioned for growth in 2016 and beyond.

On behalf of our Board of Directors and the team at Gran Tierra, I want to thank all of our stakeholders for their continued support during this difficult commodity price environment. We look forward to communicating additional updates in the coming quarters. "

Financial and operating highlights for the year include:

Production:

•
Annual production for 2015 averaged 23,401 company interest barrels of oil equivalent per day (“BOEPD”) before royalties, or 19,489 BOEPD net after royalty ("NAR"). The 23,401 BOEPD was at the upper range of the previous guidance of 22,500 to 23,500 BOEPD announced June 24, 2015.

•	Sales volumes were 18,260 BOEPD compared with 18,523 BOEPD in 2014. During 2015, changes in oil inventory accounted for 1,229 barrels of oil per day ("bopd") of reduced sales volumes.

•
2016 average working interest ("WI") production from the Company's assets in Colombia and Brazil is expected to be approximately 27,500 to 29,000 BOEPD, representing an increase of approximately 20% over Gran Tierra's 2015 average production of 23,401 BOEPD. The 2016 production guidance includes 900 to 1,000 BOEPD of production from the Company's assets in Brazil. The Company is expecting 2016 WI exit production of 29,000 to 30,000 BOEPD.

Reserves:

•
The Company’s independent reserves evaluation, effective December 31, 2015 (the “GTE McDaniel Reserves Report”), was completed by McDaniel & Associates Ltd. (“McDaniel”) in accordance with Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities (“NI 51-101”) and the Canadian Oil and Gas Evaluation Handbook (“COGEH”):

◦
Proved (“1P”) reserves increased 7,251 thousand barrels of oil equivalent ("MBOE") from year-end 2014, before production, due to technical and economic revisions. In Brazil, 1P reserves increased by 83% based on reservoir performance. After production of 8,542 MBOE, year-end 2015 1P reserves were 48,350 MBOE compared to 49,100 MBOE at year-end 2014;

◦
2P reserves increased 7,025[1] MBOE from year-end 2014 due to technical and economic revisions. In Brazil, 2P reserves increased based on reservoir performance and budgeted plans to implement water injection. After production of 8,542 MBOE, year-end 2015 2P reserves were 65,962 MBOE compared to 66,939[1] MBOE year-end 2014;

◦	Proved plus probable plus possible (“3P”) reserves were 81,009 MBOE after 2015 production, a decrease of 8% from year-end 2014, excluding Peru reserves[1].

◦	Proved developed producing reserves decreased 4% to 37,105 MBOE from year-end 2014, representing 56% of total 2P reserves.

Financial and Operational:

•	Funds flow from continuing operations decreased to $108.3 million in 2015 from $319.6 million in 2014.

•	The Company maintains a strong balance sheet with cash and cash equivalents of $145.3 million and working capital (including cash and cash equivalents) of $160.4 million as at December 31, 2015.

•	Average realized price decreased to $41.41 per barrel of oil equivalent ("BOE") compared with $82.74 per BOE in the prior year, primarily due to lower benchmark oil prices.

•
Operating expenses decreased to $11.34 per BOE from $13.28 per BOE in the prior year, primarily as a result of lower negotiated rates and the depreciation of the Colombian peso against the U.S. dollar.

•
Transportation expenses increased to $6.03 per BOE from $3.58 per BOE in the prior year, primarily due to the alternative transportation routes used during periods of Trans-Andean Oil ("OTA") pipeline disruptions. During 2015, Gran Tierra used new alternative transportation routes which carried higher transportation costs, but achieved higher realized prices compared with other customers. The OTA pipeline was not operational for 213 days during 2015 and yet the Company did not shut in any production.

•
General and Administrative ("G&A") expenses decreased by 37% compared with the prior year as a result of reductions in the number of employees as part of our cost saving measures, a focus on reductions of other G&A expenses and the effect of the strengthening of the U.S. dollar against local currencies in South America and Canada, which resulted in savings for costs denominated in local currency.

•
Net loss was $268.0 million, representing $0.94 per share basic and diluted, compared with net loss of $171.3 million, or $0.60 per share basic and diluted, in 2014. The loss was primarily the result of $229.6 million of non-cash ceiling test write-downs, net of income tax recovery, resulting from the continued low commodity price environment.

•
In accordance with its previously announced normal course issuer bid, the Company repurchased 4.6 million shares of common stock on the open market at an average price of $2.19 per share of common stock for total cash consideration of $10.0 million.

•
The Company made significant improvements in drilling efficiencies in both the Costayaco and Moqueta Fields by renegotiating drilling contracts with a 10 to 20% reduction on daily rates for key services and reducing drilling times by approximately 40% to 50%.

•	The Company drilled eight gross wells (6.2 net wells) in Colombia in 2015 with a success rate of 88%.
__________________
1 Excludes any reserves for Peru. On February 19, 2015, Gran Tierra made the decision to suspend all further development expenditures on the Bretaña Field on Block 95 in Peru other than what was necessary to maintain tangible asset integrity and security. As a result of the decision to defer development, all probable and possible reserves associated with the field were reclassified as contingent resources.

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Oil and Gas Sales	$54,777	$98,888	(45)	$276,011	$559,398	(51)
Operating Expenses	(14,252)	(25,895)	(45)	(75,565)	(89,753)	(16)
Transportation expenses	(12,199)	(6,893)	77	(40,204)	(24,196)	66
Operating Netback(1)	$28,326	$66,100	(57)	$160,242	$445,449	(64)

G&A Expenses	$6,898	$11,104	(38)	$32,353	$51,249	(37)

EBITDA (1)	$15,052	$83,678	(82)	$132,216	$433,869	(70)

Adjusted EBITDA (1)	$19,302	$50,747	(62)	$114,974	$394,334	(71)

Funds Flow from Continuing Operations (1)	$16,857	$56,033	(70)	$108,320	$319,614	(66)
Basic Per Share	$0.06	$0.20	(70)	$0.38	$1.12	(66)
Diluted Per Share	$0.06	$0.20	(70)	$0.38	$1.12	(66)

Net Loss	$(82,722)	$(269,789)	(69)	$(268,029)	$(171,339)	56
Loss Per Share
Loss From Continuing Operations	$(0.29)	$(0.94)	(69)	$(0.94)	$(0.51)	84
Loss From Discontinued Operations Net of Income Taxes	—	—	—	—	(0.09)	(100)
Net Loss	$(0.29)	$(0.94)	(69)	$(0.94)	$(0.60)	57
Diluted Loss Per Share
Loss From Continuing Operations	$(0.29)	$(0.94)	(69)	$(0.94)	$(0.51)	84
Loss From Discontinued Operations Net of Income Taxes	—	—	—	—	(0.09)	(100)
Net Loss	$(0.29)	$(0.94)	(69)	$(0.94)	$(0.60)	57

Capital Expenditures	$42,873	$147,373	(71)	$159,226	$416,232	(62)

Average Daily Volumes (BOEPD)
Working Interest Production Before Royalties	23,138	23,896	(3)	23,401	25,182	(7)

Royalties	(3,397)	(4,943)	(31)	(3,912)	(5,899)	(34)
Production NAR	19,741	18,953	4	19,489	19,283	1
Change in Inventory	(2,707)	(1,784)	52	(1,229)	(760)	62
Sales	17,034	17,169	(1)	18,260	18,523	(1)

Brent	$43.57	$76.40	(43)	$52.35	$99.02	(47)

Prices Realized	$34.95	$62.61	(44)	$41.41	$82.74	(50)
Operating Cost	(9.10)	(16.39)	(44)	(11.34)	(13.28)	(15)
Transportation expenses	(7.78)	(4.36)	78	(6.03)	(3.58)	68
Operating Netback	$18.07	$41.86	(57)	$24.04	$65.88	(64)

Share Information (000s)
Common Stock Outstanding, End of Period	273,443	276,072	(1)	273,443	276,072	(1)
Exchangeable Shares Outstanding, End of Period	8,572	10,120	(15)	8,572	10,120	(15)
Shares repurchased and cancelled during the period	1,566	—	—	4,567	—	—
Weighted Average Number of Common and Exchangeable Shares Outstanding	283,185	286,235	(1)	285,334	284,716	—
Weighted Average Number of Diluted Common and Exchangeable Shares Outstanding	283,185	286,235	(1)	285,334	284,716	—

	As at
	December 31, 2015	December 31, 2014	% Change
Working Capital (Including Cash & Cash Equivalents)	$160,449	$239,312	(33)
Cash & Cash Equivalents	$145,342	$331,848	(56)

With the exception of net loss, the 2014 amounts in the table above exclude amounts relating to discontinued operations. Oil and gas production NAR associated with discontinued operations was nil BOEPD for the year ended December 31, 2015 (2014 - 1,361 BOEPD). Argentina production for the year ended December 31, 2014, was calculated to the date of sale of June 25, 2014.

(1) Operating netbacks, funds flow from continuing operations and earnings before interest, taxes, depletion, depreciation, accretion and impairment ("DD&A") ("EBITDA") and adjusted EBITDA are non-GAAP measures and do not have a standardized meaning under generally accepted accounting principles in the United States of America ("GAAP"). Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.

Pro Forma Combined Reserves and Net Present Value

On January 13, 2016, and January 25, 2016, respectively, Gran Tierra completed the acquisitions of all the issued and outstanding common shares of Petroamerica Oil Corp. ("Petroamerica") and PetroGranada Colombia Limited ("PGC"). In connection with these acquisitions, Gran Tierra commissioned McDaniel to prepare independent reserves reports in accordance with NI 51-101 and COGEH each with an effective date of December 31, 2015 for Petroamerica (the "PTA McDaniel Reserves Report") and PGC (the "PGC McDaniel Reserves Report"). The following table summarizes pro forma combined NI 51-101 and COGEH compliant WI reserves as at December 31, 2015, after giving effect to the Petroamerica and PGC acquisitions. Readers are cautioned that the aggregate estimates set forth below may reflect different price estimates and other assumptions.

(COGEH compliant)	Gran Tierra WI Reserves(1)	Combined Petroamerica and PGC WI Reserves (2)	Pro Forma Combined	Percentage of Proved Plus Probable
Reserves Category	MBOE	MBOE	MBOE	%
Proved Developed Producing	37,105	1,553	38,658	51%
Proved Developed Non-Producing	1,677	105	1,782	2%
Proved Undeveloped	9,568	3,023	12,591	17%
Total Proved	48,350	4,681	53,031	70%
Total Probable	17,612	5,586	23,198	30%
Total Proved plus Probable	65,962	10,267	76,229	100%
Total Possible	15,047	4,735	19,782
Total Proved plus Probable plus Possible	81,009	15,002	96,011

(1) Based on the GTE McDaniel Reserves Report.
(2) Based on the PTA McDaniel Reserves Report and PGC McDaniel Reserves Report.

The following table summarizes the pro forma combined net asset value at December 31, 2015, based on before tax net present values of 2P reserves prepared in accordance with NI 51-101 and COGEH and discounted at 10%. The estimated net asset value does not represent fair market value.

(Millions of U.S. dollars, except per share amounts)	Gran Tierra(1)	Combined Petroamerica and PGC(2)	Pro Forma Combined
Before tax net present values of proved plus probable reserves discounted at 10%(3)	$1,100	$131	$1,231
Working capital. net of cash paid for the Petroamerica and PGC acquisitions			97
Pro forma combined net asset value			$1,328
Pro forma combined net asset value, per share			$4.49

(1) Based on the GTE McDaniel Reserves Report.
(2) Based on the PTA McDaniel Reserves Report and PGC McDaniel Reserves Report.
(3) The SEC standardized measures of after tax future net cash flows discounted at 10% for Gran Tierra's and combined Petroamerica and PGC estimated SEC compliant proved oil and gas reserves at December 31, 2015, were $464.8 million and $38.9 million, respectively.

Fourth Quarter 2015 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra 100% WI and Operator)

The Company continued its development program in both Costayaco and Moqueta.

In Costayaco, Gran Tierra drilled and completed the Costayaco-26D well as a producer and the well was brought on stream on October 30, 2015. The rig then moved to Costayaco-24D which, was drilled, completed and brought on stream Feb 2, 2016 as a producer. At year end, the rig was drilling the Costayaco-27i injector well on the flank of the field. One further injector well (Costayaco-23i) is expected to be drilled in the first quarter of 2016 to complete the 2016 development program for Costayaco.

In Moqueta, the Moqueta-19i water injector well testing was completed and a dual completion string was being installed to inject in the Caballos and produce from the T sand at year end. The rig then moved from Moqueta 19i and drilled the Moqueta-21D well, which finished one day ahead of schedule. The well was completed in the U, T and Caballos formation and was brought on stream on October 22, 2015. In December, an upgraded heli-portable rig was brought in to complete the Moqueta development program. This rig includes improved fluid pumping capabilities, a brand new top drive unit and will improve overall efficiencies and reduce non-productive time. At year end, the Moqueta 20, 22 and 23 production wells remain in the Moqueta drilling program.

Ongoing field optimization and stimulation work was successful in the fourth quarter. To start, Gran Tierra successfully stimulated the Costayaco-25 well in the T sand and U sand. The stimulation increased production to 1,370 bopd in the well, which is an increase of approximately 1,200 bopd, meanwhile water cut dropped from 70% to about 20%. Costayaco-8 was also stimulated in December and saw an increase in production of 300 bopd. Costayaco-5 and Costayaco-6 were also stimulated in the fourth quarter of 2015 which successfully increased injectivity in both. In Costayaco-5, injectivity in the K sand rose by 204% and injectivity into the T sand increased by 83% . In Costayaco-6, stimulation in the T sand increased injectivity by 67%. In Moqueta, no stimulations were performed but the T sand was opened in the Moqueta-13 well, which provided an increase in production of 110 bopd.

Cost reduction

Gran Tierra continued cost-cutting measures in the fourth quarter. Operating expenses per BOE were $3.20 per barrel less than budget. Contract renegotiations for rigs, wireline services, stimulation services, air transport, helicopter services, goods and tubular transportation services, fuels and lubricants and private security services have all played a large role in reducing operating costs. In addition, optimizing operations such as road / location / camp maintenance, security, rental equipment and special services, catering and logistics have contributed to cost reductions.

Future operating cost reductions are expected as Gran Tierra installs third-party natural gas fueled power generation in the Costayaco Field. The project will utilize the Company's produced natural gas to generate power, and in return the Company expects to realize reduced cost for electricity.

Activity Year to Date

Gran Tierra has continued to remain active through the first two months of 2016.

In the Costayaco Field, drilling finished on the Costayaco-27 well, which was originally intended to be an injector. With good pay on logs it was decided to complete the Costayaco-27 well as a producer and has since been brought on production at 460 bopd. Costayaco-24 was completed and brought on production at 930 bopd. In Costayaco-8, the ESP was replaced and Gran Tierra managed to regain some production as rates rose from 800 bopd back up to 1,100 bopd. Water injection rates have recently been increased from 25,000 to 34,000 barrels of water per day injection total for the Costayaco Field in order to maintain the reservoir pressure in the both the T sand and Caballos formations. Facility work has been progressing in the Costayaco Field with the Gas to Power project being commissioned, and ready to start generating electricity by the end of the first quarter of 2016.

In the Moqueta Field the new heli-portable rig commenced drilling Moqueta-20. The well was recently completed in the T sand and Caballos formations and will be placed on production shortly at approximately 1,000 bopd. In Moqueta-13, a dual completion string was recently installed successfully in order inject water in to the T sand formation, while producing from the Caballos formation.

Other highlights included an ESP being installed in the La Casona-1 well located in the Llanos Basin. The well has currently been producing at 550 bopd.

Gran Tierra recently received the exploration environmental license for Cumplidor (Block PUT 7, Gran Tierra 100% WI and Operator, subject to Agencia Nacional de Hidrocarburos (National Hydrocarbons Agency) (“ANH”) approval) from the Autoridad Nacional De Licencias Ambientales ("ANLA").

Drilling Efficiencies

Gran Tierra continues to demonstrate efficiencies through the drill bit. In the fourth quarter, Gran Tierra drilled three wells in the Costayaco Field, with drill time and costs in the field reduced by 43% and 23%, respectively when comparing to the wells previously drilled in the field. In the Moqueta Field, Moqueta-21 was the only well drilled in the fourth quarter, but was on trend with the previous six wells drilled in the field. The most recent trend has shown that Gran Tierra has been able to reduce drill times by 52% and costs by 41%. Key components to the reduction in costs have included renegotiating drilling contracts to deliver a 10 to 20% reduction on daily rates for key services and reducing drilling times by focusing on operational efficiencies and focus on non-productive time "NPT".

Peru

Operations in Peru during the fourth quarter continued to focus on maintaining tangible asset integrity and security, and moving forward with environmental approvals where possible.

Full field development plans and economics have been finalized for the prospect inventory on the Peru assets, and the Company continues to evaluate alternatives to maximize the value of these assets.

The Company has successfully "ring-fenced" Block 95’s Bretaña Field with PeruPetro S.A., and maintains the remainder of Block 95 as exploration acreage for an additional two years until December 2017.

Brazil

Blocks REC-T-129, REC-T-142, REC-T-155 and REC-T-224 (100% WI and operator)

In Brazil, the third party operator commenced repairs on their crude oil receiving tank for Tiê Field production, and working with the Agência Nacional de Petróleo, Gás Natural e Biocombustíveis, expects the tank to be approved for operation before the end of the first quarter of 2016. Production continued from the Tiê Field at approximately 600 bopd during this interim phase.

Conference Call Information:

Gran Tierra will host its fourth quarter and full year 2015 results conference call on Monday, February 29, 2016, at 9:00 a.m. Mountain Time.

Interested parties may access the conference call by dialing 1-866-223-7781 (North America), 00-800-6578-9868 (United Kingdom) or 01-800-518-4008 (Colombia). The call will also be available via webcast at www.grantierra.com. An archive of the webcast will be available on Gran Tierra's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available following the call until March 7, 2016. To access the replay dial 1-800-408-3053 (North America, Toronto local dial 905-694-9451) or 800-3366-3052 (international) conference ID 9969891.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra's Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to planned drilling efficiencies, the Company’s strategic focus, the development of the Costayaco and Moqueta fields, the Company’s growth strategy, production estimates and drilling and infrastructure schedules.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: sustained or future declines in commodity prices and potential resulting future impairments and reductions in proved reserve quantities and value; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerrilla activity; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of our products; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that oil prices could continue to fall, or current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2015. These filings are available on the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current capital spending program and long term strategy of Gran Tierra is based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

The estimates of future production set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational information for 2016. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies.

Operating netback as presented is oil and gas sales net of royalties and operating expenses. Management believes that netback is a useful supplemental measure for investors to analyze operating performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses.

EBITDA, as presented, is net loss adjusted for loss from discontinued operations, net of income taxes, DD&A expenses and income tax recovery or expense. Adjusted EBITDA is EBITDA adjusted for foreign exchange gains. Management uses these financial measures to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze performance and the Company's financial results. A reconciliation from net income or loss to EBITDA and adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
EBITDA - Non-GAAP Measure ($000s)	2015	2014	2015	2014
Net loss	$(82,722)	$(269,789)	$(268,029)	$(171,339)
Adjustments to reconcile net income (loss) to EBITDA
Loss from discontinued operations, net of income taxes	—	—	—	26,990
DD&A expenses	33,044	45,740	176,386	185,877
Asset Impairment	106,640	265,126	323,918	265,126
Income tax (recovery) expense	(41,910)	42,601	(100,059)	127,215
EBITDA	15,052	83,678	132,216	433,869
Foreign exchange loss (gain)	4,250	(32,931)	(17,242)	(39,535)
Adjusted EBITDA	$19,302	$50,747	$114,974	$394,334

Funds flow from continuing operations, as presented, is net loss adjusted for loss from discontinued operations, net of income taxes, DD&A expenses, asset impairment, deferred tax recovery or expense, non-cash stock-based compensation, financial instrument loss, unrealized foreign exchange gains, cash settlement of foreign currency derivatives, other gains and losses and equity tax. During the year ended December 31, 2015, Gran Tierra's new management changed its method of calculating funds flow from continuing operations to be more consistent with its peers. Funds flow from continuing operations is no longer net of cash settlement of asset retirement obligation. Additionally, foreign exchange losses on cash and cash equivalents have been excluded from funds flow. Comparative information has been reclassified to be calculated on a consistent basis. Management uses this financial measure to analyze performance and income or loss generated by Gran Tierra's principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and Gran Tierra's financial results. A reconciliation from net income or loss to funds flow from continuing operations is as follows:

	Three Months Ended December 31,		Year Ended December 31,
Funds Flow From Continuing Operations - Non-GAAP Measure ($000s)	2015	2014	2015	2014
Net loss	$(82,722)	$(269,789)	$(268,029)	$(171,339)
Adjustments to reconcile net loss to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	—	—	—	26,990
DD&A expenses	33,044	45,740	176,386	185,877
Asset impairment	106,640	265,126	323,918	265,126
Deferred tax (recovery) expense	(45,661)	32,919	(115,442)	34,350
Non-cash stock-based compensation	580	1,110	2,091	5,451
Financial instruments loss	765	6,945	2,027	4,722
Unrealized foreign exchange gain	4,713	(24,018)	(8,380)	(30,941)
Cash settlement of foreign currency derivatives	—	—	(3,749)	4,661
Other gain	(502)	(2,000)	(502)	(2,000)
Equity tax	—	—	—	(3,283)
Funds flow from continuing operations	$16,857	$56,033	$108,320	$319,614

The Company's before tax net present values of 2P reserves prepared in accordance with NI 51-101 and COGEH and discounted at 10% ("PV-10") differs from its USGAAP standardized measure because (i) SEC and FASB standards require that the standardized measure reflects reserves and related future net revenue estimated using average prices for the previous 12 months, whereas NI

51-101 reserves and related future net revenue are estimated based on forecast prices and costs and {ii) the standardized measure reflects discounted future income taxes related to the Company's operations. The Company believes that the presentation of PV-10 is useful to investors because it presents (i) relative monetary significance of its oil and natural gas properties regardless of tax structure and (ii) relative size and value of its reserves to other companies. The Company also uses this measure when assessing the potential return on investment related to its oil and natural gas properties. PV-10 and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company's oil and gas reserves. The Company has not provided a reconciliation of PV-10 to the standardized measure of discounted future net cash flows because it is impracticable to do so.

Oil and Gas Information Advisory

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves. The estimate of reserves for individual properties may not reflect the same confidence level as estimates of reserves for all properties, due to the effects of aggregation.

Estimates of net present value contained herein do not necessarily represent fair market value of reserves. Estimates of reserves and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation.

Readers should refer to the prospective resources disclosure under the heading ‘Disclosure of Oil and Gas information’ in Gran Tierra’s press release dated January 21, 2016.

BOEs have been converted on the basis of 6 thousand cubic feet ("Mcf") of natural gas to 1 barrel of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 barrel would be misleading as an indication of value.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors

Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission ("SEC") rules and disclosure requirements of the U.S. Financial Accounting Standards Board ("FASB"), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a “company gross” basis, representing Gran Tierra’s working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.

In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.

Investors are urged to consider closely the disclosures and risk factors in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the other reports and filings with the SEC, available from the Company's offices or website. These forms can also be obtained from the SEC via the internet at www.sec.gov or by calling 1-800-SEC-0330.

Contact Information

For investor and media inquiries please contact:

Gary Guidry
Chief Executive Officer
403-767-6500

Ryan Ellson
Chief Financial Officer
403-767-6501

Rodger Trimble, P.Eng.
Director of Investor Relations
403-698-7941

info@grantierra.com